Exhibit 23.4

Consent of Independent Registered Public Accounting Firm
American Midstream Partners, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-224383), Form S-3 (File Nos. 333-19888 and 333-201434), Form S-4 (File No. 333-220548) and Form S-8 (File Nos. 333-216585 and 333-209614) of American Midstream Partners, LP of our report dated March 4, 2019, relating to the financial statements of Delta House FPS, LLC, which appear in this Form 10-K.
/s/ BDO USA, LLP

Houston, Texas
April 1, 2019

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.